Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS DATA PRESENTED AT ESMO 2014 CONGRESS SHOW ABLATIVE, BYSTANDER EFFECTS OF PV-10

DATA ENABLES DESIGN OF PHASE 3 RCT FOR MELANOMA

KNOXVILLE, TN, September 29, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that data on its investigational agent PV-10 for intralesional (IL) treatment of locally advanced cutaneous melanoma was featured in a poster presentation on Sunday, September 28, 2014 during the European Society For Medical Oncology 2014 Congress in Madrid, Spain. The presentation showed that PV-10 elicits a high rate of response in injected tumors through its ablative effect, and additionally, that the durability of response as well as the bystander response in uninjected tumors implicate an additional immunologic mechanism secondary to ablation.

The highlighted poster, presented by Sanjiv S. Agarwala, MD, of St. Luke’s University Hospital and Professor of Medicine at Temple University, based upon abstract #1120P, was entitled, “Subgroup Efficacy in Patients Receiving Intralesional Rose Bengal to All Existing Melanoma in Phase II Study PV-10-MM-02.”

The poster can be accessed via the following link:

http://www.pvct.com/publications/Provectus-ESMO-2014-09-28.pdf

Dr. Agarwala and co-authors from 7 prominent melanoma centers in the United States and Australia studied the safety and efficacy of PV-10 over 12 months in an 80 patient single arm phase 2 trial. Patients were treated with PV-10 up to four times over the first 16 weeks, with skin and radiologic assessment every 12 weeks thereafter to detect any worsening in melanoma (the time it takes for cancer to worsen in a patient population is often referred to as progression free survival or PFS). Best overall response in cutaneous study lesions was assessed by direct measurement every 4 weeks during the treatment phase and then every 12 weeks. Patients had a progression event if either the melanoma tumors in the skin worsened or visceral progression was detected on radiologic assessment.

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Tumors were no longer detectable (complete response or CR) in 26% of the study population. This response was particularly evident in patients who had all existing lesions injected with PV-10 (i.e., All Lesions Treated subgroup, 50% CR; Confidence Interval: 31-69%). These 28 patients had as many as 20 lesions confined to the skin, and experienced a mean PFS of 9.8 months. For an additional 26 patients who had all their disease treated with the exception of 1-2 designated, untreated bystander lesions, mean PFS was 8.9 months. These data from this subgroup analysis support the potential of PV-10 as a single agent and provide a rationale for a PV-10 phase 3 randomized controlled trial in locally advanced melanoma patients.

Commenting on the poster, Dr. Agarwala said, “Although the primary ablative effect of PV-10 can lead to rapid regression of injected lesions, durability of response may signal the effects of an immunologic process secondary to ablation. In addition to offering the potential to relieve symptoms of cutaneous melanoma, a robust, tumor-specific immunologic response could have the potential of changing the course of the disease.”

Eric Wachter, PhD and Chief Technology Officer of Provectus, said, “We are very pleased to share the patient-level PFS data at ESMO that defined our design parameters for the upcoming phase 3 trial. These study results demonstrate the potential of an intralesional approach to delay progression while alleviating symptoms of locally advanced melanoma.”

Wachter continued, “We are looking forward to initiation of the phase 3 trial and have assembled an experienced multi-disciplinary team to help us execute this important study. For example, we are thrilled to collaborate with ERT, Inc., experts in quantifying patient reported outcomes for pivotal oncology trials, and expect this collaboration to help place Provectus at the forefront in the study of cutaneous symptoms of locally advanced melanoma.”

Wachter concluded, “The data presented at ESMO were fundamental in allowing us be in a position to commence pivotal testing of PV-10 in locally advanced melanoma patients. Furthermore, understanding the bystander effect is critical to rational combination of PV-10 with systemic drugs in patients with significant disease inaccessible to intralesional injection, and we look forward to seeing additional data on this important topic in coming months.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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